UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2013

______________________________

KBR, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-33146	20-4536774
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

601 Jefferson Street
Suite 3400
Houston, Texas  77002
(Address of principal executive offices)

Registrant’s telephone number, including area code: (713) 753-3011

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.                      Other Events.

 Earlier this year, KBR instituted proceedings in Luxembourg to enforce the ICC arbitration award in our favor relating to the EPC-1 project for PEMEX.  On May 27, 2013 a hearing was held on PEMEX’s motion to have our seizure of assets in Luxembourg lifted, and on June 14, 2013 we received the court’s order denying PEMEX’s motion and ordering that our attachment of any PEMEX assets in Luxembourg remain in place. We plan to move forward with enforcement of the award against any property of PEMEX’s found in Luxembourg, which would include funds deposited in local banks.

In connection with the EPC 1 project, KBR has approximately $80 million in outstanding performance bonds issued to PEMEX by a Mexican bonding company and backed by a U.S. insurance company which is indemnified by KBR. We were notified that PEMEX successfully defeated an amparo brought by the Mexican bonding company to prevent PEMEX’s drawing of the bonds and that the Mexican bonding company is obligated to pay the amount of the bonds, plus interest and expenses, to PEMEX.  The U.S. insurance company is required to pay the amount due under the bonds to the Mexican bonding company.  Based on our obligation to reimburse the U.S. insurance company for such amounts, on June 17, 2013 we paid the total amount available to be drawn of approximately $109 million, which includes principal, interest and expenses.

We believe that the ICC arbitration award in December 2009 in this matter decided this issue in KBR’s favor and that it precluded PEMEX from drawing on the bonds.  We plan to pursue reimbursement of the sums paid on the bonds in the current enforcement actions in the U.S. District Court for the Southern District of New York and the courts of Luxembourg, or  our recently filed NAFTA arbitration seeking to recover an unlawful expropriation of assets by the government of Mexico.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBR, INC.

Date: June 18, 2013	By:	/s/ Jeffrey B. King
Jeffrey B. King Vice President, Public Law